Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill Associates, Inc.
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS TOP AND BOTTOM LINE SEQUENTIAL GROWTH
FOR THIRD QUARTER OF 2009
Sequential Growth in Pulsed Lasers Driven by Strength in Asia
Generated $12m in Cash from Operations less Capex
OXFORD, Mass. — November 3, 2009 — IPG Photonics Corporation (Nasdaq: IPGP) today reported financial results for the third quarter of 2009 ended September 30, 2009.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2009	2008	% Change	2009	2008	% Change
Revenue	$45.8	$62.0	-26%	$131.6	$170.9	-23%
Gross margin	36.5%	47.4%		33.7%	47.3%
Operating income	$3.6	$17.1	-79%	$4.4	$42.4	-90%
Operating margin	8.0%	27.6%		3.3%	24.8%
Net income attributable to IPG Photonics Corporation	$2.3	$10.9	-79%	$2.3	$27.6	-92%
Earnings per diluted share	$0.05	$0.23	-78%	$0.05	$0.60	-92%
Comments on the Third Quarter
“Despite the challenging economic environment, we surpassed our guidance on the top- and bottom-line in addition to recording a third-quarter profit of five cents, after reporting a loss in the second quarter,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Although the demand environment continues to be very difficult compared with the third quarter a year ago, revenues grew by more than 13 percent on a sequential basis. Year-over-year, sales for the third quarter were down 26 percent. We were particularly encouraged with the 63 percent sequential increase in pulsed laser sales, which offset soft demand for high power lasers primarily due to continued restructuring in the auto sector.”
“Asian markets, especially China, performed well during the quarter and were responsible for driving our sequential revenue growth,” said Gapontsev. “In Europe, Germany continued to be weak, but that was partially offset by increasing demand for cutting applications in southern Europe. Materials processing, our largest market, continues to be affected by recessionary conditions, but still posted 17 percent growth on a sequential basis due to increasing demand in China. The advanced applications market turned in solid growth in the third quarter on a sequential and year-over-year basis. Sales for medical applications continued to increase on a year-over-year basis, while telecom growth slowed in the third quarter due to spending delays in the U.S. and Russia.”
“During the quarter, we generated $13.9 million in cash from operations, repaid $16.2 million in bank debt and ended the quarter with $76.3 million in cash and cash equivalents, an increase of $25.0 million from year-end 2008,” said Gapontsev. “We also reduced capital expenditures to $1.9 million in the quarter, and $9.6 million year-to-date.” For the nine months ended September 30, 2009, cash provided by operating activities was $37.7

IPGP Q3 Results/2
million and cash used in investing activities totaled $9.5 million.
While gross margin was 36.5% in the third quarter of 2009 compared with 47.4% in the same quarter in 2008, it increased sequentially by 7.4 percentage points from the second quarter of 2009. Operating income was $3.6 million in the third quarter of 2009 compared with operating income of $17.1 million for the same period in 2008. Operating expenses, including foreign exchange gains and losses, for the third quarter of 2009 were $13.1 million, or 28.5% of revenue, compared with $12.3 million, or 19.9% of revenue, in the third quarter of 2008.
For the first nine months of 2009, gross margin was 33.7% compared with 47.3% in 2008. Operating income was $4.4 million in the first nine months of 2009 compared with $42.4 million for the first nine months of 2008. Operating expenses, including foreign exchange gains and losses, for the first nine months of 2009 were $40.0 million, or 30.4% of revenue, compared with $38.4 million, or 22.5% of revenue, in the same period of 2008.
IPG also announced that it is planning to file a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission to register up to $130 million in securities, including $30 million in secondary shares. IPG anticipates that the registration statement would be filed within the next ten days. While the Company has no immediate plans to raise capital under the shelf registration statement, it provides IPG with the financial flexibility to do so at the appropriate time.
This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any securities. It is the Company’s intention to file a shelf registration statement, however there can be no assurance that the Company will actually make such a filing or that the SEC will declare the registration statement effective.
Business Outlook and Financial Guidance
“Despite the challenging business environment, some segments of IPG’s business showed signs of improvement in the third quarter,” said Gapontsev. “While we expect to see continued strength in demand from Asia, corporate buyers are still very cautious in the United States and Europe. However, our sales force is reporting an increase in quoting activity in those geographies. Looking forward, given the positive trends in some markets and the fact that the book-to-bill ratio was greater than one for the second consecutive quarter, we are cautiously optimistic that we have seen the worst of the macroeconomic environment. However, we cannot predict how the macro-environment will affect our markets as we move into 2010.”
For the fourth quarter of 2009, IPG Photonics expects revenues in the range of $44 million to $49 million. The Company anticipates earnings per diluted share in the range of $0.04 to $0.09 based on 46,695,000 common shares, which includes 45,573,000 basic common shares outstanding and 1,122,000 potentially dilutive options at September 30, 2009.
As discussed in more detail below, actual results may differ from this guidance due to various factors including but not limited to product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today,

IPGP Q3 Results/3
November 3, 2009 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for one year on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced, telecommunications and medical applications. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, the filing of a Form S-3 registration statement, bookings for the fourth quarter of 2009, expectations for continued strength in demand from Asia, the outlook for demand in United States and Europe, optimism that IPG may have come out of the worst of the macroeconomic environment, and the Company’s revenues and EPS guidance for the fourth quarter of 2009. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 12, 2009) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q3 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands, except per share data)
NET SALES	$45,808	$62,012	$131,601	$170,882
COST OF SALES	29,085	32,590	87,245	90,113

GROSS PROFIT	16,723	29,422	44,356	80,769

OPERATING EXPENSES:
Sales and marketing	3,788	3,735	10,857	10,585
Research and development	4,569	4,130	13,445	11,451
General and administrative	4,758	6,062	14,692	18,239
(Gain) loss on foreign exchange	(40)	(1,594)	975	(1,908)

Total operating expenses	13,075	12,333	39,969	38,367

OPERATING INCOME	3,648	17,089	4,387	42,402

OTHER (EXPENSE) INCOME, Net:
Interest expense, net	(266)	(194)	(1,023)	(472)
Other (expense) income, net	(75)	(103)	(259)	433

Total other (expense) income	(341)	(297)	(1,282)	(39)

INCOME BEFORE PROVISION FOR INCOME TAXES	3,307	16,792	3,105	42,363
PROVISION FOR INCOME TAXES	(1,041)	(5,310)	(978)	(13,365)

NET INCOME	2,266	11,482	2,127	28,998
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	11	589	(170)	1,404

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$2,255	$10,893	$2,297	$27,594

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.05	$0.24	$0.05	$0.62
Diluted	$0.05	$0.23	$0.05	$0.60
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	45,573	44,685	45,368	44,380
Diluted	46,695	46,375	46,457	46,184

IPGP Q3 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,309	$51,283
Accounts receivable, net	29,768	41,842
Inventories, net	59,155	72,555
Income taxes receivable	975	1,968
Prepaid expenses and other current assets	6,581	7,200
Deferred income taxes	11,275	6,175

Total current assets	184,063	181,023
DEFERRED INCOME TAXES	4,077	2,400
PROPERTY, PLANT, AND EQUIPMENT, Net	114,957	114,492
OTHER ASSETS	15,842	15,303

TOTAL	$318,939	$313,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$15,476	$19,769
Current portion of long-term debt	1,333	1,333
Accounts payable	4,624	7,739
Accrued expenses and other liabilities	21,276	17,988
Deferred income taxes	201	1,690
Income taxes payable	3,341	507

Total current liabilities	46,251	49,026

DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	2,485	2,896

LONG-TERM DEBT	17,000	17,997

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	5	4
Additional paid-in capital	291,673	283,217
Accumulated deficit	(51,546)	(53,843)
Accumulated other comprehensive income	12,965	8,794

Total IPG Photonics Corporation stockholders’ equity	253,097	238,172
Noncontrolling interests	106	5,127

Total equity	253,203	243,299

TOTAL	$318,939	$313,218

IPGP Q3 Results/6
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,127	$28,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,024	11,101
Provisions for inventory, warranty & bad debt	8,635	6,045
Other	(5,079)	(2,548)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	9,249	(5,718)
Inventories	2,844	(21,836)
Other	5,892	8,984

Net cash provided by operating activities	37,692	25,026

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(9,580)	(29,489)
Other	58	5,641

Net cash used in investing activities	(9,522)	(23,848)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(4,386)	4,367
Long-term borrowings	(1,011)	189
Purchase of noncontrolling interests	(508)	(1,220)
Exercise of employee stock options and related tax benefit from exercise	2,121	2,359
Other	(61)	(75)

Net cash (used in) provided by financing activities	(3,845)	5,620

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	701	(431)

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,026	6,367
CASH AND CASH EQUIVALENTS — Beginning of period	51,283	37,972

CASH AND CASH EQUIVALENTS — End of period	$76,309	$44,339

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$1,163	$1,317
Income taxes paid	$4,595	$8,924
Non-cash transactions:
Additions to property, plant and equipment included in accounts payable	$50	$981
Inventory contributed to unconsolidated affiliate	$238	$—
Purchase of noncontrolling interests in exchange for Common Stock	$3,027	$—
Equipment contributed as investment in affiliates	$—	$298